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                                                                     EXHIBIT 4.4

                      FIRST AMENDMENT TO CREDIT AGREEMENT
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This amendment is entered into as of May 31, 1995 between First Interstate Bank of California ("Bank") and Santa Anita Realty Enterprises, Inc. ("Borrower"):

                                   Recitals
                                   --------

A. Bank and Borrower entered into a certain Credit Agreement dated November 9, 1994 (the "Agreement").

B.     Bank and Borrower desire to amend the Agreement as set forth below.


                                   Agreement
                                   ---------

1.     Section 6.02(h) is hereby amended to read:

       (h) Dividends, Etc.  Declare or pay dividends, purchase or otherwise
           ---------------
       acquire for value its capital stock now or hereafter outstanding, or make a distribution of assets to its stockholders, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of Borrower, except that Borrower may (i) declare and deliver dividends and distributions payable in capital stock of Borrower, (ii) acquire restricted shares of paired common stock pursuant to Borrower's 1995 Share Aware Plan that are returned to Borrower pursuant to the terms of such plan and (iii) declare or pay cash dividends to its stockholders in an aggregate amount not to exceed, in any twelve (12) month period commencing on or after July 1, 1994, the greater of (A) the amount determined by multiplying $0.80 per share times the number of all of Borrower's outstanding shares, or (B) the minimum amount necessary to maintain Borrower's status as a real estate investment trust or to avoid the imposition of federal income tax or excise tax on Borrower.

2. All other terms of the Agreement as amended or modified in writing remain in full force and effect.

In Witness Whereof, the parties hereto have executed this Amendment as of the day and year first written above.

First Interstate Bank of California      Santa Anita Realty Enterprises, Inc.


By:    /s/ Jutta S. Graham                By:    /s/ Brian L. Fleming
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Title: Vice President                     Title: Executive VP & CFO
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